Consent of Independent Auditors

The Board of Directors of Sentio Healthcare Properties, Inc.:

We consent to the incorporation by reference in this registration statement of our report dated November 13, 2012, with respect to the combined balance sheet of the Leah Bay Portfolio as of December 31, 2011, and the related combined statements of operations, owners’ deficit, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

June 19, 2013

Orlando, FL